Morgan Stanley Mid-Cap Equity Trust
Item 77(o) 10f-3 Transactions
October 1, 2000-March 31, 2001


Security
Date of
Purchase
Price
Of Shares
Shares
Purchased
%of
Assets
Total
Issued
Purchased
By Fund
Broker
Transmeta Corp
11/06/00
$21.00
5,000
0.0046%
$273,000,000
0.0385%
SG Cowen







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